Exhibit 99.3

KAPSTONE PAPER AND PACKAGING CORPORATION

2006 INCENTIVE PLAN

RESTRICTED STOCK GRANT AGREEMENT

KapStone Paper and Packaging Corporation, a Delaware corporation formerly known as Stone Arcade Acquisition Corporation, (the “Company”) hereby grants to                                    (“you” or the “Grantee”), an employee of the Company, an award (the “Award”) of Restricted Stock (the “Stock”) for the number of shares of the Company’s common stock, $.001 par value, on the terms and conditions set forth below.

This Award is subject to the terms and conditions set forth in this Restricted Stock Grant Agreement, in the attached Exhibit A to this Restricted Stock Grant Agreement, and in the attached KapStone Paper and Packaging Corporation 2006 Incentive Plan, as amended from time to time before or after the date of this Award (the “Plan”), all of which are an integral part of and are hereby incorporated into this Restricted Share Award Agreement.  You may obtain a copy of any amendments to the Plan from the Company upon request.  Capitalized terms used but not defined in this Agreement have the meanings specified in the Plan.

Date of Grant
Number of Restricted Shares Granted

Restricted Stock will become vested in installments as follows:

Date Vesting	Percentage	No. of Shares Becoming Vesting	Cumulative No. of Shares Vesting
Before	0%	0	0
On or after
and before
On or after
and before
On or after	100%

KAPSTONE PAPER AND PACKAGING
CORPORATION

By:
Its:
For the Committee
ACKNOWLEDGED AND AGREED
TO BY:

EXHIBIT A

to

RESTRICTED STOCK GRANT AGREEMENT

1.                                       Form of Award.  This is an award (“Award”) of Restricted Stock, which will become vested under the schedule stated in the Award Agreement.

2.                                       Effect of Termination of Employment.  Immediately upon your termination of status as an employee of the Company for any reason other than your death or Disability, the Restricted Stock granted to you that has not vested prior to such time will no longer vest and you shall forfeit all rights (and the Company shall have no further obligation) with respect to such Restricted Stock.  In the event of your death or Disability, the Award shall immediately vest in full.

3.                                       Rights as Shareholder.  If cash dividends are paid on Restricted Stock that has not yet either vested or been forfeited, the Company will pay an amount equal to such dividends to you.  You may exercise voting rights with respect to unvested Restricted Stock that has not been forfeited.  In all other respects you will have no rights as a shareholder unless and until the Restricted Stock vests.

4.                                       Taxes.  The Company is not required to deliver shares of Restricted Stock pursuant to this Award unless you first pay to the Company the minimum amount that the Company is required to withhold for federal, state, local or foreign income, FICA or other taxes relating to vesting a delivery of such Shares.  The Company will notify you of such minimum amount at or prior to the time the Restricted Stock vests.  You may satisfy this obligation by any one or a combination of the following means:

(i)                                     delivering cash, negotiable personal check or electronic funds transfer in an amount that is equal to the amount to be withheld.

(ii)                                  delivering of Mature Shares having a Fair Market Value on the effective date of such exercise equal to the aggregate Option Price for the number of Shares being purchased.  “Mature Shares” means Shares that are fully paid, free and clear of all liens and encumbrances and properly endorsed for transfer that either (A) you have owned for at least six months (or such longer period as the Committee determines is required by applicable accounting standards to avoid a charge to the Company’s earnings) or (B) you purchased on the open market.

(iii)                               requesting the Company to withhold from those shares that would otherwise be delivered pursuant to this Award a number of shares having a Fair Market Value on the effective date of vesting of such shares that is equal to the amount to be withheld.

If you make an election under Section 83(b) of the Code with respect to this award of Restricted Stock you must notify the Company promptly of that election.

5.                                       Award Not Transferable.  This Award is not transferable except by will or the laws of descent and distribution, and may not be assigned, negotiated, or pledged in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process.

6.                                       Amendments.  The Committee may by written instrument amend this Award Agreement prospectively or retroactively in any manner; but no such amendment may adversely affect your rights without your written consent unless such amendment is required or permitted to comply with securities, tax or other laws.  By accepting this Award you thereby give your consent to any amendment of this Agreement reasonably determined by the Committee to be required or permitted by the preceding sentence.  The Committee retains with respect to this Award all of the rights, powers and authorities described in the Plan, whether or not set forth in this Award Agreement, unless expressly provided to the contrary in this Award Agreement.

7.                                       Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary.  Any notice to be given to you shall be addressed to you at the address listed in the Company’s records.  By a notice given pursuant to this Section, either party may designate a different address for notices.  Any notice shall have been deemed given when actually delivered.

8.                                       Severability.  If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid.  Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

9.                                       Applicable Law.  This Agreement shall be governed by the laws of the State of Delaware other than its laws respecting choice of law.

10.                                 Headings.  Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.